Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Spring Storm Losses

ELBA, ALABAMA (April 21, 2017)…The National Security Group, Inc. (NASDAQ:NSEC) released estimates of 2017 year to date spring storm losses incurred by property and casualty subsidiary National Security Fire & Casualty and a preliminary estimate of the impact of storm losses on first quarter results.

Our property and casualty segment can be impacted by severe storm activity resulting in incurred losses and loss adjustment expenses primarily from tornado, wind and hail related damage. These storm systems or other natural disasters are classified as catastrophes (referred to as "cat events" or "catastrophe events" throughout the remainder of this document) by Property Claim Service (PCS) when these events cause $25 million or more in industry wide direct incurred losses and affect a significant number of policyholders.

During the first quarter of 2017, National Security Fire & Casualty Company (NSFC) was impacted by eight catastrophe events which produced 731 claims with reported losses (including loss adjustment expenses) totaling $3,521,000. In comparison, NSFC was impacted by seven catastrophe events during the first quarter of 2016 leading to 385 claims totaling $1,447,000. The $2,074,000 increase in first quarter 2017 catastrophe losses compared to last year will adversely impact our first quarter financial results.

While an active spring storm season is not unusual, higher than normal temperatures in January of 2017 led to an early start to the traditional "spring storm season" which usually leads to increases in storm activity in March, April and May. According to weather.com, January's tornado outbreak was the third largest outbreak during the winter months on record and caused extensive damage in the Southeastern U.S., primarily in the state of Georgia. While the claims incurred from 2017 cat events were widespread across our coverage area, incurred losses from these cat events heavily impacted Georgia, Alabama and Mississippi. Incurred losses from cat events impacting Georgia made up approximately 50% of all losses incurred from cat events in the first quarter of 2017. Furthermore, incurred losses from cat events impacting Alabama and Mississippi made up an additional 37% of all claims incurred from cat events in the first quarter of 2017.

The unusually warm weather in the Southeastern U.S. led to an increase in both frequency and severity of storm related losses throughout the first quarter. The 731 catastrophe related claims incurred during the first quarter of 2017 averaged approximately $4,800 per claim; in comparison, the 385 catastrophe related claims in the first quarter of last year averaged approximately $3,800 per claim.

Due to the negative impact of the cat losses, we expect to end the first quarter of 2017 with a consolidated net loss in the range of $300,000 to $450,000. We are scheduled to release first quarter financial results on May 12, 2017.

In addition to the negative impact catastrophe events had on first quarter of 2017 results, we are also disclosing the following forward looking information.

During the first week of April 2017, NSFC was impacted by two additional cat events. As of April 20, 2017, we have incurred 260 claims from these cat events totaling $1,013,000. While we are very early in the second quarter and mostly milder weather had prevailed over the past two weeks, these early catastrophe losses will reduce second quarter net income by approximately $669,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.
Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements.